EXHIBIT 10.2

PERFORMANCE ACCELERATED RESTRICTED STOCK AWARD

<Name>

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Pursuant to the terms and conditions of the Haverty Furniture Companies, Inc. 2004 Long-Term Incentive Plan (the “Plan”), you have been granted a performance accelerated restricted stock (“PARS”) award. The general terms of this award are outlined below.

Grant Date:	February 6, 2008
Number of PARS:
Vesting:	100% on February 6, 2015 (subject to continued employment)
Vesting Acceleration:

The vesting of these shares will be accelerated if the Target Market Price per share (“TMP”) goal set by the Executive Compensation and Employee Benefits Committee of the Havertys Board is achieved. The TMP is based on the closing stock price of the Company’s Common Stock and must be achieved for 20 consecutive trading days after the Grant Date. The TMP goal price per share for this grant is $15.00. Achieving the TMP goal will cause the PARS to immediately vest at the later of February 6, 2009 or when the TMP goal is met.

Until vested, the shares represented by this PARS award will not be issued and are not entitled to receive cash dividends and do not have the right to vote. The restrictions governing this award will lapse immediately upon a change in control, death or permanent and total disability as defined in Section 2 of the Plan. Shares not vested at retirement will be forfeited.

This is a summary of the PARS award. The grant agreement and Plan Prospectus are the authoritative source for all questions on awards made under the Plan.